EXHIBIT 10.68

STEVEN G. HOFFROGGE

SENIOR VICE PRESIDENT, BUSINESS DEVELOPMENT

Position:	Senior Vice President Business Development

Compensation Arrangements:	Compensation shall be based upon four components: • Base salary • Annual Incentive Award • Long Term Incentive Award • Fringe Benefits and Perquisites

Base Salary:	US$200,000

2004 Annual Incentive Award:

A proposal to establish an executive incentive plan for key executives is be to be presented for approval to the Compensation Committee of the Board of Directors. Such proposal will recommend incentives for key executives based upon achievement of consolidated financial performance targets for the fiscal year and individual performance.

In the case of the Senior Vice President, Business Development, such incentive shall be determined primarily based upon achievement of specific revenue and earnings targets for the year.

Long Term Incentive:	Long term incentive shall be through the Company’s stock option plan.

Fringe Benefits and Perquisites:	Entitlement to Canadian executive benefit program upon residing in Canada.

Monthly car allowance of US$1,000.

Income Tax Equalization:	For the calendar year 2004 to 2006, inclusive, SMTC will gross up Canadian salary and bonus to provide the equivalent after tax income that would have been earned as a resident of the United States.

Income Tax Advice:	Reimbursement for income tax advice and filing of income tax returns for 2004 to 2006 inclusive, up to an annual limit of US$5,000.

Termination Other Than for Cause:

In the event of termination other than for cause, salary continuance for a period of twelve months. Non-solicitation of customers and employees would apply for the period.

If termination other that for cause before December 31, 2006, reimbursement of relocation to the United States to include realty, legal and other expenses associated with sale of Canadian residence.